Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

NAVISTAR INTERNATIONAL CORPORATION

Navistar International Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of Navistar International Corporation (the “Board”), at a meeting held on December 13, 2011, duly adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing that the amendment be submitted to the stockholders of the Corporation for consideration at the 2012 annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED , that the Corporation’s Restated Certificate of Incorporation, as amended, be amended by replacing the first four paragraphs of Article Seventh with the following four paragraphs:

Seventh: The number of directors which shall constitute the whole Board of Directors of the Company shall be as specified in the By-Laws of the Corporation, subject to the provisions of this Article Seventh.

The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected. Notwithstanding the foregoing, (1) at the 2012 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2013 annual meeting of stockholders; (2) at the 2013 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2014 annual meeting of stockholders; and (3) at the 2014 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Pursuant to such procedures, effective as of the 2014 annual meeting of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into three classes.

Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Subject to the rights of the holders of any class or series of capital stock then outstanding, (x) until the 2014 annual meeting of stockholders and in accordance with Section 141(k)(1) of the General Corporation Law of the State of Delaware, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and (y) from and after the 2014 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause.

Newly created directorships resulting from any increase in the number of directors to be elected by the holders of the Common Stock and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of the majority of the remaining directors elected by the holders of the Common Stock then in office (and not by stockholders), even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence in order to fill a vacancy resulting from an increase in the number of directors shall hold office for the remainder of the full term of the class of directors in which the new directorship was created and until such director’s successor shall have been elected and qualified. Effective from and after the 2014 annual meeting of stockholders, any director elected in order to fill a vacancy shall hold office until the next annual meeting of stockholders.

SECOND: That thereafter, pursuant to resolution of its Board, an annual meeting of the stockholders of the Corporation was duly called and held, on February 21, 2012, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 21st day of February, 2012.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt Kramer
Curt Kramer Corporate Secretary